UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC		430023
(Address of principal executive offices)		(Zip Code)

 Registrant's telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On October 4, 2012, we entered into a Stock Loan and Repurchase Agreement, or the Loan Agreement, with Equities First Holdings, LLC, a Delaware limited liability company, or EFH, providing for three-year non-recourse term loans collateralized by shares of our common stock. Pursuant to the Loan Agreement, EFH will extend term loans to us and we will issue and pledge shares of our common stock to EFH as collateral for such term loans. When we repay the outstanding principal amount of the loan (along with any accrued yet unpaid interest and other obligations due EFH) at maturity, EFH will return to our company the shares of our common stock pledged as collateral. Because the term loans are non-recourse, if we elect not to pay an outstanding loan in full at maturity, EFH has agreed to look only to the shares of our common stock that it was issued as collateral for payment of our obligations under such term loan. Such non-repayment, however, would be considered an Event of Default (as such term is defined in the Loan Agreement), and result in the acceleration of the maturity date of any other term loans from EFH that are then outstanding under the Loan Agreement.

The initial principal amount of each term loan will be determined by reference to the number of shares of our common stock that EFH is issued and pledged as collateral for such loan. The principal amount will be equal to such number of shares multiplied by 75% of the lower of (x) the last sale price of our common stock on the business day prior to delivering the shares of our common stock to EFH and (y) the average of the last sale prices for the three consecutive business days prior to delivering the shares of our common stock to EFH. The Loan Agreement provides that term loans will bear interest at a rate of 4% (which may be increased to 7% in the event of a default), payable quarterly in arrears, and will have a maturity date of three years. We have also agreed to pay a loan origination fee of 4.5% of the loan principal amount.

The initial term loan under the Loan Agreement is to be based upon the issuance of 600,000 shares of our common stock to EFH as collateral, which EFH has agreed to fund within three business days of satisfaction of the conditions set forth in the Loan Agreement. Additional tranche loans will be collateralized by future issuances and pledges of shares of our common stock to EFH subject to a maximum aggregate amount of 10,600,000 shares of our common stock, representing less than 19.9% of our issued and outstanding shares of common stock. The number of shares to be issued for any such tranche loan will vary based on the 10-day average daily trading volume of our common stock, subject to a minimum 50,000 share volume requirement. In addition, EFH is not obligated to fund additional tranche loans if, among other items, there is an event of default that is existing and continuing, the average daily trading volume of our common stock for 10 consecutive days prior to a tranche loan is less than 50,000 shares, the number of shares subject to such tranche loan would exceed 4.99% of our issued and outstanding shares of common stock, or if entry into the tranche loan would cause EFH to beneficially own more than 9.5% of our issued and outstanding common stock.

So long as there is no Event of Default, we have the right to terminate the Loan Agreement at any time upon five business days’ notice without any prepayment penalty. EFH has agreed to credit towards any interest due and payable and any future payments of interest any interest, dividends, distributions or other amounts it may receive on the shares of our common stock that it holds as collateral for such loan. EFH has also agreed that it will not vote any shares of our common stock that it is holding as collateral. Finally, in the event the value of the pledged collateral (by reference to the trailing three-day average last sale price) does not exceed 80% of the loan principal amount, we have agreed to issue EFH additional shares of our common stock (or pay cash) to address the deficiency, or terminate the agreement, subject to the limitation that we will not issue more than an aggregate of 10,600,000 shares of our common stock under any circumstances pursuant to the Loan Agreement.

We intend to issue EFH shares of common stock that have been registered with the Securities and Exchange Commission (“SEC”) on our registration statement on Form S-3 (SEC File No. 333-179694) and have prepared and filed with the SEC a prospectus supplement relating to such offer and sale.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement, attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description
5.1	Opinion of Reed Smith LLP
10.1	Stock Loan and Repurchase Agreement, dated October 4, 2012 between Kingold Jewelry, Inc. and Equities First Holdings, LLC
23.1	Consent of Reed Smith LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Zhihong Jia
Name:	Zhihong Jia
Title:	Chairman and Chief Executive Officer

Date: October 4, 2012